CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement of Burlington Resources Inc. on Form S-3 of our report dated January 14, 1998 on our audits of the consolidated financial statements of Burlington Resources Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in its Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.

Houston, Texas
May 5, 1998